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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
THURSDAY, SEPTEMBER 3, 1998


                  SCHUFF STEEL COMPANY COMPLETES ACQUISITION OF
                              SIX INDUSTRIES, INC.

  COMPANY ALSO ANNOUNCES APPOINTMENT OF FORMER ERNST & YOUNG SENIOR MANAGER TO
           NEWLY CREATED VICE PRESIDENT - FINANCIAL SERVICES POSITION

PHOENIX, SEPTEMBER 3, 1998 -- SCHUFF STEEL COMPANY (NASDAQ: SHUF) announced today that it has completed the acquisition of Six Industries, Inc., a privately held company headquartered in Houston, Texas. The aggregate purchase price was $17.9 million, of which $16.4 million was paid in cash and the balance by a promissory note payable over the next two years.

Six and its subsidiary, Aitken, Inc., offer a wide array of steel fabrication services and other related products to the oil, gas and petrochemical industries:

- Marauder Company, a division of Six, fabricates structural steel for large industrial contractors in Houston and other locations situated near the Gulf of Mexico. Marauder also is a key supplier of structural steel products to Fluor Daniel for petrochemical facilities. Additionally, Marauder has provided structural steel for other major international design firms, Schuff Steel believes the combination of its international and design-build experience with Marauder's long-term relationships in the petrochemical market will provide Schuff Steel with access to new markets;

- Aitken manufactures strainers, filters, separators and other types of measuring equipment used in the oil, gas, petrochemical and pipeline industries; and

- Rowell Welding Works, a division of Six, manufactures pressure vessels and related fabrication for chemical and petrochemical plants, refineries and power plants, oilfields, water treatment and aggregate handling facilities.

Six posted revenues of $19.8 million in its fiscal year ended March 31, 1998, compared with revenues of $15.2 million in its fiscal year ended March 31, 1997, according to its audited financial statements for those periods. Wayne Harris, President and CEO of Six, has entered into an employment agreement with Schuff Steel and will continue to manage the day-to-day operations of Six.

"Our acquisition of Six Industries further expands our geographic and market diversity," said Scott Schuff, President and CEO of Schuff Steel. "With the addition of Six and Aitken, we gain immediate access into profitable
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industrial equipment markets, add additional fabrication capacity and position ourselves to better serve our Sun Belt and international customers."

APPOINTMENT OF VICE PRESIDENT - FINANCIAL SERVICES WILL HELP SPEED INTEGRATION OF FINANCIAL REPORTING SYSTEMS

Schuff also announced today that Mark Faas has joined the Company as Vice President-Financial Services. In this newly created position, Faas will be responsible primarily for the integration of financial reporting systems throughout the Schuff family of companies -- Schuff Steel, Addison Steel, Quincy Joist and Six Industries.

Faas joins Schuff Steel from Ernst & Young in Phoenix, where he was employed for ten years and served most recently as Senior Manager. His expertise includes SEC reporting and business combinations, and he also was assigned to the Schuff audit engagement throughout his career at Ernst & Young. Faas is a certified public accountant and member of the Arizona Society of Certified Public Accountants. He has a bachelor of science degree in accounting and a master's degree in business administration from Arizona State University. "Mark brings significant experience to Schuff in many areas, including SEC reporting, mergers and acquisitions, accounting and auditing, and adds depth to our financial management team," said Ken Zylstra, Vice President and CFO of Schuff.

Schuff Steel Company is a rapidly growing steel fabrication and erection company providing a fully integrated range of steel construction services, including design engineering, detailing, joist manufacturing, fabrication and erection, and the level of project management expertise necessary to accommodate fast track, "design-as-you-go" projects. Examples of recent major projects are Bank One Ballpark, a state-of-the-art baseball stadium featuring a fully retractable roof constructed for Major League Baseball's Arizona Diamondbacks franchise; Agua Fria Siphon Project, an aqueduct system with more than two miles of specially fabricated, 21-foot diameter pipe; MGM Grand Hotel & Casino in Las Vegas, the world's largest hotel and casino; and Bajo de la Alumbrera in Argentina, one of the largest copper and gold mines in the world. The Company has multi-state operations primarily focused in the southwestern and southeastern United States.

     FOR FURTHER INFORMATION REGARDING SCHUFF STEEL FREE OF CHARGE VIA FAX,
                      DIAL 1-800-PRO-INFO AND ENTER "SHUF."

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include the ability of the Company and Six Industries to successfully integrate their operations, which could,


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among other factors, affect the combined Company's earnings, the ability of the Company to effectively manage the geographically dispersed operations of the Company, including Six Industries, and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-Q, its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1998, as amended April 30, 1998, and the Company's Prospectus dated July 21, 1998 relating to the exchange offer of $100 million in aggregate principal amount of its 10 1/2% Senior Notes due June 1, 2008. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or assurance by the Company that the objectives, plans and expectations of the Company will be achieved.


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